Exhibit 99.1

Financial Institutions, Inc. Reports Net Income Available to Common Shareholders of $19.6 million, or $0.96 per Diluted Share, for the Fourth Quarter of 2025 and $73.4 million, or $3.61 per Diluted Share, for Full Year 2025

Quarterly and annual results reflect strong performance across the Company's commercial banking, consumer banking and wealth management business lines

WARSAW, N.Y., January 29, 2026 – Financial Institutions, Inc. (NASDAQ: FISI) (the "Company," "we" or "us"), parent company of Five Star Bank (the "Bank") and Courier Capital, LLC ("Courier Capital"), today reported financial and operational results for the fourth quarter and year ended December 31, 2025, that reflect the Company's continued focus on profitable, organic growth.

The Company reported net income of $20.0 million in the fourth quarter of 2025, compared to net income of $20.5 million in the third quarter of 2025 and net loss of $82.8 million in the fourth quarter of 2024. After preferred stock dividends, net income available to common shareholders was $19.6 million, or $0.96 per diluted share, in the fourth quarter of 2025, compared to net income of $20.1 million, or $0.99 per diluted share, in the third quarter of 2025, and net loss of $83.2 million, or $5.07 per diluted share, in the fourth quarter of 2024.

For full year 2025, the Company reported net income of $74.9 million, compared to net loss of $41.6 million in 2024. After preferred dividends, net income available to common shareholders was $73.4 million, or $3.61 per diluted share, for 2025, compared to net loss of $43.1 million, or $2.75 per diluted share, for 2024.

Fourth Quarter and Full Year 2025 Highlights:

•
In December 2025, the Company completed a private placement of $80.0 million of fixed-to-floating rate subordinated notes. The Notes received a BBB- rating from Kroll Bond Rating Agency, which revised the Company’s long-term outlook to Stable, reflecting sustained improvement in its profitability and its enhanced capital position.
•
Net interest income reached quarterly and annual records of $52.2 million and $200.0 million, respectively, while full year net interest margin of 3.53% expanded 67 basis points year-over-year, and fourth quarter 2025 margin of 3.62% was down 3 basis points from the linked quarter, primarily driven by the impact of the December 2025 subordinated debt offering, and up 71 basis points from the year-ago quarter.
•
Noninterest income was $11.9 million and $45.0 million for the quarter and year, respectively, benefiting from robust swap activity, growth in investment advisory income and AUM, and company owned life insurance ("COLI") income benefiting from the surrender and redeploy strategy initiated in January 2025.
•
Total loans were $4.66 billion at December 31, 2025, reflecting increases of $67.4 million, or 1.5%, from September 30, 2025, and $178.7 million, or 4.0%, from December 31, 2024. Commercial loans grew $90.9 million, or 3.0%, during the quarter and $215.7 million, or 7.5%, during the year, to reach $3.08 billion.
•
Total deposits were $5.21 billion at December 31, 2025, down $151.5 million, or 2.8%, from September 30, 2025, reflecting public deposit seasonality and a reduction in brokered deposits, and up $101.6 million, or 2.0%, from December 31, 2024, led by growth in reciprocal and public deposits that are anchored by commercial and public relationships.
•
Strong capital position enabled the repurchase of 336,869 common shares, or 1.7% of shares outstanding, at an average price of $31.98 per share, during the quarter.
•
Allowance for credit losses on loans to total loans was 1.02% at year-end 2025, compared to 1.03% at September 30, 2025, and 1.07% one year prior.

"Our 2025 performance reflects our team's strong execution against the targets we laid out at the start of this year and success in delivering profitable organic growth, highlighted by full year return on average assets and return on average equity of 1.20% and 12.38%, respectively, and an efficiency ratio of 58%. In 2025, our Board also approved a more than 3% increase in our quarterly dividend as well as a new stock repurchase plan, which we've since activated, reflecting its confidence in our ability to deliver consistent financial results and execute against our strategic priorities to deliver long-term value to shareholders," said President and Chief Executive Officer Martin K. Birmingham. "Strong demand from commercial borrowers in our core Upstate New York footprint drove full year loan growth of 4% and annualized fourth quarter growth of 6%. We also saw healthy commercial deposit growth in the fourth quarter, which is a testament to the value that relationship-based community banking provides small and mid-sized businesses in our markets. Deposit retention and acquisition remain a strong focus as we head into 2026."

Chief Financial Officer and Treasurer W. Jack Plants II added, "We ended 2025 with a productive fourth quarter that included a successful subordinated debt offering, allowing us to refinance 2015 and 2020 issuances at a more attractive rate. Given the strength of our financial performance this year and our capital position, we were pleased to repurchase 1.7%, or approximately $10.8 million, of common shares in the final weeks of December. Share repurchases are an important component of our capital deployment strategy, allowing us to efficiently return excess capital to shareholders while retaining growth capacity for our commercial pipelines. Heading into 2026, we remain focused on prudent balance sheet and expense management, credit-disciplined organic loan growth and deepening relationships with consumers, businesses, non-profits and municipalities across our core Upstate New York footprint."

Subordinated Notes Issuance and Repayment of Past Issuances

On December 11, 2025, the Company announced the completion of a private placement of $80.0 million of fixed-to-floating rate subordinated notes due 2035 (the “Notes”) to qualified institutional buyers and accredited institutional investors. The Notes have a maturity date of December 15, 2035, and bear interest, payable semi-annually, at the rate of 6.50% per annum, until December 15, 2030. Commencing on that date, the interest rate will reset quarterly to an interest rate per annum equal to the then-current three-month secured overnight financing rate (“SOFR”) plus 312 basis points, payable quarterly until maturity.

The Company is entitled to prepay the Notes, in whole or in part, at any time on or after December 15, 2030, and to prepay the Notes in whole or in part at any time upon certain other specified events. As expected, on January 15, 2026, the Company utilized a portion of the net proceeds of the 2025 issuance to redeem the $65.0 million in outstanding debt issuances from 2015 and 2020.

In connection with the issuance and sale of the Notes, the Company entered into registration rights agreements with the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended, with substantially the same terms as the Notes.

Net Interest Income and Net Interest Margin

Net interest income was $52.2 million for the fourth quarter of 2025, an increase of $422 thousand from the third quarter of 2025, and an increase of $10.6 million from the fourth quarter of 2024.

Average interest-earning assets for the current quarter of $5.75 billion were up $89.1 million from the third quarter of 2025 and $30.2 million from the fourth quarter of 2024. The linked quarter increase reflected a $64.5 million increase in average loans, a $17.0 million increase in the average balance of Federal Reserve interest-earning cash and a $7.6 million increase in the average balance of investment securities. On a year-over-year basis, a $196.3 million increase in average loans was partially offset by a $93.0 million decrease in the average balance of investment securities and a $73.1 million decrease in the average balance of Federal Reserve interest-earning cash.

Average interest-bearing liabilities for the current quarter were $4.54 billion, reflecting an increase of $105.5 million from the linked quarter and an increase of $67.6 million from the year-ago quarter. The increase from the third quarter of 2025 was primarily due to a $48.8 million increase in average time deposits, a $43.5 million increase in average savings and money market deposits, a $25.1 million increase in average interest-bearing demand deposits, and an $18.3 million increase in average long-term borrowings. These increases were partially offset by a $30.1 million decrease in average short-term borrowings. The year-over-year increase was primarily due to a $147.1 million increase in average time deposits, a $23.4 million increase in average short-term borrowings and an $8.4 million increase in long-term borrowings, partially offset by a $67.1 million decrease in average savings and money market deposits and a $44.2 million decrease in interest-bearing demand deposits. Compared to the year-ago period, the BaaS platform wind-down that the Bank initiated in September 2024 was the primary driver of the reduction in average savings and money market deposits and also contributed to the increase in average time deposits, given the increase in brokered deposits on a year-over-year basis.

Net interest margin was 3.62% in the current quarter as compared to 3.65% in the third quarter of 2025, and 2.91% in the fourth quarter of 2024. The three-basis-point decrease from the linked quarter was primarily due to the impact of the previously mentioned subordinated debt offering that the Company completed in December 2025, and to a lesser extent a decrease in the average yield on loans. Year-over-year margin expansion was primarily driven by an increase in the average yield on investment securities, following the previously disclosed restructuring of the available-for-sale securities portfolio in

December 2024, which supported an increase in the average yield on interest-earning assets, along with lower interest-bearing liability costs.

Net interest income was $200.0 million for the full year 2025, up $36.4 million from 2024. Net interest margin was 3.53% for the full year 2025, compared to 2.86% for 2024, reflective of the December 2024 investment securities restructuring.

Noninterest Income

The Company reported noninterest income of $11.9 million for the fourth quarter of 2025, compared to $12.1 million in the third quarter of 2025, and a net loss for noninterest income of $91.0 million in the fourth quarter of 2024.

•
Investment advisory income of $3.1 million was $51 thousand higher than the third quarter of 2025 and $519 thousand higher than the fourth quarter of 2024, reflecting both new business and market-driven gains.
•
Income from COLI of $2.8 million was $61 thousand lower than the third quarter of 2025 and $1.4 million higher than the fourth quarter of 2024, due to the previously disclosed restructuring of a portion of the Company's COLI portfolio into higher-yielding separate account policies in January 2025.
•
Income from derivative instruments, net, of $1.1 million was $263 thousand and $1.1 million higher than in the linked and year-ago quarters, respectively. Income from derivative instruments, net, is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair value of borrower-facing trades.
•
A net gain on investment securities of $225 thousand was recognized in the fourth quarter of 2025. A net loss on investment securities of $100.1 million was recognized in the fourth quarter of 2024 related to the previously disclosed securities portfolio restructuring.

The Company recorded noninterest income of $45.0 million for full year 2025, compared to a net loss for noninterest income of $46.7 million for the full year 2024 due to the previously disclosed portfolio restructuring in the prior year period.

•
A net gain on investment securities of $931 thousand was recognized in 2025, compared to a net loss on investment securities of $100.1 million in 2024.
•
The Company's sale of the assets of its insurance subsidiary generated a $13.7 million gain in 2024. The $2.1 million decline in insurance income year-over-year was also attributable to the transaction.
•
Income from company owned life insurance of $11.4 million was $5.9 million higher than in 2024 due to the previously disclosed surrender and redeploy strategy initiated in January 2025.

Noninterest Expense

Noninterest expense was $36.7 million in the fourth quarter of 2025, compared to $35.9 million in the third quarter of 2025, and $59.4 million in the fourth quarter of 2024.

•
Salaries and employee benefits expense of $19.3 million was $801 thousand higher than the third quarter of 2025 and $2.2 million higher than the fourth quarter of 2024. The linked quarter variance was primarily driven by accruals for incentive compensation. The year-over-year increase reflected a combination of factors, including annual merit increases, incentive compensation and investments in personnel.
•
Computer and data processing expense of $5.9 million was $145 thousand higher than the third quarter of 2025 and $674 thousand lower than the fourth quarter of 2024. The year-over-year decrease was driven by technology enhancement and upgrade initiatives recorded in the fourth quarter of 2024.
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As previously disclosed, the Company recorded a $23.0 million provision for litigation settlement in its fourth quarter 2024 financial results related to the final resolution of a long-standing auto lending litigation.
•
Other noninterest expense of $3.6 million was relatively flat with the linked quarter and down $699 thousand from the year-ago quarter, due to a variety of drivers, including lower insurance and other bank charges in the most recent quarter.

Noninterest expense was $142.0 million for full year 2025, compared to $178.9 million for the full year 2024. The decline was driven by the previously disclosed deposit-related fraud event in the first quarter of 2024 and the aforementioned litigation settlement, both of which impacted 2024 results.

•
Salaries and employee benefits expense of $72.8 million increased $6.7 million from the prior year, driven by an increase in health insurance benefit expense, reflecting continued elevated medical claims under the Company's self-insured plan, annual merit increases, incentive compensation and investments in personnel.
•
Occupancy and equipment expense of $15.5 million was $1.1 million higher than 2024, primarily due to costs associated with the Company's ATM conversion and upgrade project that was completed in 2025.

•
Professional services expense of $6.5 million was $1.2 million lower than 2024, primarily attributable to higher legal expenses incurred in the prior year associated with the Company's previously disclosed fraud event.

Income Taxes

Income tax expense was $4.0 million for the fourth quarter of 2025, compared to $4.8 million in the third quarter of 2025 and a benefit of $32.5 million in the fourth quarter of 2024. The Company also recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the fourth quarter of 2025, third quarter of 2025, and fourth quarter of 2024, resulting in income tax expense reductions of $1.2 million, $1.1 million, and $1.2 million, respectively.

The effective tax rate was 16.7% for the fourth quarter of 2025, 18.9% for the third quarter of 2025, and -28.2% for the fourth quarter of 2024. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings or loss and may differ from statutory rates because of interest income from tax-exempt securities, earnings on COLI, the tax impact of the COLI repositioning, and the impact of tax credit investments. The effective tax rate for full year 2025 was 18.0%, compared to -38.9% in 2024, reflecting the impact of the previously mentioned securities transaction loss.

Balance Sheet and Capital Management

Total assets were $6.27 billion at December 31, 2025, down $13.9 million from September 30, 2025, and up $157.1 million from December 31, 2024.

Investment securities were $1.01 billion at December 31, 2025, relatively flat with both September 30, 2025 and December 31, 2024.

Total loans were $4.66 billion at December 31, 2025, an increase of $67.4 million, or 1.5%, from September 30, 2025, and an increase of $178.7 million, or 4.0%, from December 31, 2024.

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Commercial business loans totaled $738.3 million, down $2.3 million, or 0.3%, from September 30, 2025, and up $73.0 million, or 11.0%, from December 31, 2024.
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Commercial mortgage loans totaled $2.34 billion, an increase of $93.2 million, or 4.1%, from September 30, 2025, and an increase of $142.7 million, or 6.5%, from December 31, 2024. The linked quarter increase was primarily driven by growth in non-owner occupied and construction mortgage loans, while the year-over-year increase reflected growth across multifamily, non-owner occupied and owner occupied loans, partially offset by a decrease in construction mortgage loans.
•
Residential real estate loans totaled $657.0 million, up $8.6 million, or 1.3%, from September 30, 2025, and up $6.8 million, or 1.0%, from December 31, 2024.
•
Consumer indirect loans totaled $807.3 million, down $31.4 million, or 3.7%, from September 30, 2025, and down $38.5 million, or 4.5%, from December 31, 2024.

Total deposits were $5.21 billion at December 31, 2025, down $151.5 million, or 2.8%, from September 30, 2025, and up $101.6 million, or 2.0%, from December 31, 2024. The decrease from September 30, 2025 reflected seasonally lower public deposit balances and a reduction in brokered deposits, partially offset by increases in reciprocal and non-public deposits. The increase from December 31, 2024 reflected growth of reciprocal and public deposits, in addition to a higher level of brokered deposits, partially offset by a reduction in non-public deposits. Brokered deposits were utilized to offset the anticipated reduction in BaaS-related deposits, which totaled approximately $7 million at both December 31, 2025 and September 30, 2025, and approximately $100 million at December 31, 2024. Public deposit balances represented 21% of total deposits at December 31, 2025, 23% at September 30, 2025, and 21% at December 31, 2024.

Short-term borrowings were $109.0 million at December 31, 2025, compared to $55.0 million at September 30, 2025, and $99.0 million at December 31, 2024. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. Long term borrowings, net, were $193.7 million at December 31, 2025, compared to $115.0 million at September 30, 2025, and $124.8 million at December 31, 2024, reflecting the December 2025 subordinated-debt offering.

Shareholders' equity was $628.9 million at December 31, 2025, compared to $621.7 million at September 30, 2025, and $569.0 million at December 31, 2024. Both the linked quarter period-end and year-over-year increases were primarily due to net income, net of dividends, retained and a reduction in accumulated other comprehensive loss, partially offset by the impact of our stock repurchase program.

Common book value per share was $30.89 at December 31, 2025, an increase of $0.86, or 2.9%, from $30.03 at September 30, 2025, and an increase of $3.41, or 12.4%, from $27.48 at December 31, 2024. Tangible common book value per share(1) was $27.84 at December 31, 2025, an increase of $0.82, or 3.0%, from $27.02 at September 30, 2025, and an increase of $3.39, or 13.9%, from $24.45 at December 31, 2024. The common equity to assets ratio was 9.75% at December 31, 2025, compared to 9.61% at September 30, 2025, and 9.02% at December 31, 2024. Tangible common equity to tangible assets(1), or the TCE ratio, was 8.87%, 8.74% and 8.11% at December 31, 2025, September 30, 2025,

and December 31, 2024, respectively. The year-over-year increases in both ratios were reflective of the increase in shareholders' equity.

During the fourth quarter of 2025, the Company declared a common stock dividend of $0.31 per common share, consistent with the linked quarter and reflecting an increase of $0.01, or 3.3%, over the year-ago quarter. The dividend returned 32% of fourth quarter net income to common shareholders.

The Company's regulatory capital ratios at December 31, 2025 continued to exceed all regulatory capital requirements to be considered well capitalized.

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Leverage Ratio was 9.69% compared to 9.77% and 9.15% at September 30, 2025, and December 31, 2024, respectively.
•
Common Equity Tier 1 Capital Ratio was 11.11% compared to 11.15% and 10.54% at September 30, 2025, and December 31, 2024, respectively.
•
Tier 1 Capital Ratio was 11.43% compared to 11.48% and 10.87% at September 30, 2025, and December 31, 2024, respectively.
•
Total Risk-Based Capital Ratio was 14.90%, reflective of the additional $80.0 million of capital on the balance sheet at year-end related to the 2025 Notes, which impacted the ratio by approximately 150 basis points. The Total Risk-Based Capital Ratio was 13.60% and 13.25% at September 30, 2025, and December 31, 2024, respectively.

During the fourth quarter of 2025, the Company repurchased 336,869 common shares for an average price of $31.98 per share under the repurchase plan that was approved in September 2025. As of December 31, 2025, 669,510 shares remained available for repurchase under the plan, which does not have an expiration date.

Credit Quality

Non-performing loans were $35.8 million, or 0.77% of total loans, at December 31, 2025, compared to $34.0 million, or 0.74% of total loans, at September 30, 2025, and $41.4 million, or 0.92% of total loans, at December 31, 2024. The decrease from December 31, 2024 reflected a foreclosed participated loan and partial charge-off of a credit facility reported for the second quarter of 2025, both of which relate to a previously disclosed commercial business relationship placed on nonaccrual status in 2023. Net charge-offs were $2.4 million, representing 0.21% of average loans on an annualized basis, for the current quarter, as compared to $2.1 million, or an annualized 0.18% of average loans, in the third quarter of 2025 and $2.8 million, or an annualized 0.25%, in the fourth quarter of 2024. For full year 2025, net charge-offs to average loans were 0.24%, compared to 0.20% for 2024.

At December 31, 2025, the allowance for credit losses on loans to total loans ratio was 1.02%, compared to 1.03% at September 30, 2025 and 1.07% at December 31, 2024. The year-over-year decrease was due to a combination of factors, primarily driven by lower loss rates due to higher prepayment assumptions.

Provision for credit losses was $3.4 million in the current quarter, compared to $2.7 million in the linked quarter and $6.5 million in the prior year quarter. Provision for credit losses on loans was $2.5 million in the current quarter, compared to $2.1 million in the third quarter of 2025 and $6.1 million in the fourth quarter of 2024. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard ("CECL"), totaled $899 thousand in the fourth quarter of 2025, $670 thousand in the third quarter of 2025, and $321 thousand in the fourth quarter of 2024. The provision for credit losses for the fourth quarter of 2025 was driven by a combination of factors, including loan growth and higher expected utilizations for unfunded commitments.

The Company has remained strategically focused on the importance of credit discipline, allocating resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 133% at December 31, 2025, 139% at September 30, 2025, and 116% at December 31, 2024.

Subsequent Events

The Company is required, under generally accepted accounting principles ("GAAP"), to evaluate subsequent events through the filing of its consolidated financial statements for the year ended December 31, 2025, in its Annual Report on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2025, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on January 30, 2026, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 441553. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.3 billion in assets offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "anticipate," "believe," "continue," "estimate," "expect," "focus," "forecast," "intend," "may," "plan," "preliminary," "should," "target" or "will." Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; inflation; tariffs; changes in deposit flows and the cost and availability of funds; fraudulent deposit activity; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company's customers; legal and regulatory proceedings and related matters, including any action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company's compliance with regulatory requirements; general economic and credit market conditions nationally and regionally; and macroeconomic volatility related to global political unrest. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language and risk factors included in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor Relations and Corporate Communications

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

SELECTED BALANCE SHEET DATA:	2025				2024
	December 31,	September 30,	June 30,	March 31,	December 31,
Cash and cash equivalents	$108,751	$185,945	$93,034	$167,352	$87,321
Investment securities:
Available for sale	922,472	923,592	916,149	926,992	911,105
Held-to-maturity, net	84,709	87,625	92,121	113,105	116,001
Total investment securities	1,007,181	1,011,217	1,008,270	1,040,097	1,027,106
Loans held for sale	3,365	2,252	2,356	387	2,280
Loans:
Commercial business	738,307	740,603	726,218	709,101	665,321
Commercial mortgage–construction	488,558	441,034	536,552	566,359	582,619
Commercial mortgage–multifamily	588,732	592,634	496,223	475,867	470,954
Commercial mortgage–non-owner occupied	942,219	893,884	873,207	899,679	857,987
Commercial mortgage–owner occupied	322,776	321,555	309,171	286,391	288,036
Residential real estate loans	657,001	648,397	647,205	643,983	650,206
Residential real estate lines	75,121	76,109	75,675	74,769	75,552
Consumer indirect	807,310	838,671	833,452	853,176	845,772
Other consumer	37,842	37,536	38,299	43,953	42,757
Total loans	4,657,866	4,590,423	4,536,002	4,553,278	4,479,204
Allowance for credit losses–loans	47,386	47,292	47,291	48,964	48,041
Total loans, net	4,610,480	4,543,131	4,488,711	4,504,314	4,431,163
Total interest-earning assets	5,755,696	5,739,699	5,614,008	5,733,743	5,602,570
Goodwill and other intangible assets, net	60,343	60,443	60,564	60,651	60,758
Total assets	6,274,140	6,288,052	6,143,766	6,340,492	6,117,085
Deposits:
Noninterest-bearing demand	962,724	959,404	940,341	945,182	950,351
Interest-bearing demand	672,323	776,445	704,871	773,475	705,195
Savings and money market	1,884,801	1,955,832	1,898,302	2,033,323	1,904,013
Time deposits	1,686,500	1,666,128	1,612,500	1,620,930	1,545,172
Total deposits	5,206,348	5,357,809	5,156,014	5,372,910	5,104,731
Short-term borrowings	109,000	55,000	101,000	55,000	99,000
Long-term borrowings, net	193,653	115,000	114,960	124,917	124,842
Total interest-bearing liabilities	4,546,277	4,568,405	4,431,633	4,607,645	4,405,912
Shareholders’ equity	628,854	621,720	601,668	589,928	568,984
Common shareholders’ equity	611,569	604,435	584,383	572,643	551,699
Tangible common equity (1)	551,226	543,992	523,819	511,992	490,941
Accumulated other comprehensive loss	$(33,030)	$(36,758)	$(42,214)	$(41,995)	$(52,604)

Common shares outstanding	19,797	20,130	20,128	20,110	20,077
Treasury shares	902	570	572	590	623
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.69%	9.77%	9.45%	9.24%	9.15%
Common equity Tier 1 capital ratio	11.11%	11.15%	10.84%	10.38%	10.54%
Tier 1 capital ratio	11.43%	11.48%	11.17%	10.71%	10.87%
Total risk-based capital ratio	14.90%	13.60%	13.27%	13.09%	13.25%
Common equity to assets	9.75%	9.61%	9.51%	9.03%	9.02%
Tangible common equity to tangible assets (1)	8.87%	8.74%	8.61%	8.15%	8.11%

Common book value per share	$30.89	$30.03	$29.03	$28.48	$27.48
Tangible common book value per share (1)	$27.84	$27.02	$26.02	$25.46	$24.45

1.
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

SELECTED INCOME STATEMENT DATA:	Year Ended		2025				2024
	December 31,		Fourth	Third	Second	First	Fourth
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$332,989	$313,231	$84,649	$84,422	$82,867	$81,051	$78,119
Interest expense	133,003	149,642	32,438	32,633	33,745	34,187	36,486
Net interest income	199,986	163,589	52,211	51,789	49,122	46,864	41,633
Provision for credit losses	11,626	6,150	3,404	2,732	2,562	2,928	6,461
Net interest income after provision for credit losses	188,360	157,439	48,807	49,057	46,560	43,936	35,172
Noninterest income (loss):
Service charges on deposits	4,360	4,233	1,082	1,137	1,089	1,052	1,074
Insurance	11	2,144	3	2	3	3	3
Card interchange	7,794	7,855	2,011	2,006	1,937	1,840	2,045
Investment advisory	11,719	10,713	3,074	3,023	2,885	2,737	2,555
Company owned life insurance	11,379	5,487	2,788	2,849	2,965	2,777	1,425
Investments in limited partnerships	1,402	2,382	457	223	307	415	837
Loan servicing	692	716	208	181	180	123	295
Income (loss) from derivative instruments, net	2,546	726	1,110	847	339	250	(37)
Net gain on sale of loans held for sale	737	618	195	285	140	117	186
Net gain (loss) on investment securities	931	(100,055)	225	703	3	-	(100,055)
Net (loss) gain on other assets	(506)	13,614	(225)	(281)	-	-	(19)
Net loss on tax credit investments	(1,985)	(775)	(446)	(513)	(512)	(514)	(636)
Other	5,875	5,661	1,427	1,594	1,281	1,573	1,291
Total noninterest income (loss)	44,955	(46,681)	11,909	12,056	10,617	10,373	(91,036)
Noninterest expense:
Salaries and employee benefits	72,813	66,126	19,323	18,522	18,070	16,898	17,159
Occupancy and equipment	15,490	14,361	4,104	3,814	3,982	3,590	3,791
Professional services	6,516	7,702	1,686	1,688	1,451	1,691	1,571
Computer and data processing	23,089	22,689	5,934	5,789	5,879	5,487	6,608
Supplies and postage	2,098	1,935	458	559	503	578	504
FDIC assessments	5,070	5,284	984	1,227	1,392	1,467	1,551
Advertising and promotions	1,810	1,573	482	491	495	342	465
Amortization of intangibles	415	552	100	103	105	107	109
Provision for litigation settlement	-	23,022	-	-	-	-	23,022
Deposit-related charged-off items	160	20,341	77	144	233	(294)	354
Other	14,500	15,321	3,571	3,538	3,572	3,819	4,270
Total noninterest expense	141,961	178,906	36,719	35,875	35,682	33,685	59,404
Income (loss) before income taxes	91,354	(68,148)	23,997	25,238	21,495	20,624	(115,268)
Income tax expense (benefit)	16,487	(26,502)	4,017	4,761	3,963	3,746	(32,457)
Net income (loss)	74,867	(41,646)	19,980	20,477	17,532	16,878	(82,811)
Preferred stock dividends	1,458	1,459	364	365	364	365	365
Net income (loss) available to common shareholders	$73,409	$(43,105)	$19,616	$20,112	$17,168	$16,513	$(83,176)
FINANCIAL RATIOS:
Earnings (loss) per share–basic	$3.65	$(2.75)	$0.98	$1.00	$0.85	$0.82	$(5.07)
Earnings (loss) per share–diluted	$3.61	$(2.75)	$0.96	$0.99	$0.85	$0.81	$(5.07)
Cash dividends declared on common stock	$1.24	$1.20	$0.31	$0.31	$0.31	$0.31	$0.30
Common dividend payout ratio	33.97%	-43.64%	31.63%	31.00%	36.47%	37.80%	-5.92%
Dividend yield (annualized)	3.98%	4.40%	3.95%	4.52%	4.84%	5.04%	4.37%
Return on average assets (annualized)	1.20%	-0.68%	1.27%	1.32%	1.13%	1.10%	-5.38%
Return on average equity (annualized)	12.38%	-8.74%	12.53%	13.31%	11.78%	11.82%	-63.70%
Return on average common equity (annualized)	12.49%	-9.39%	12.64%	13.45%	11.88%	11.92%	-66.19%
Return on average tangible common equity (annualized) (1)	13.93%	-10.92%	14.02%	14.98%	13.27%	13.36%	-75.36%
Efficiency ratio (2)	58.13%	82.35%	57.43%	56.78%	59.68%	58.79%	117.13%
Effective tax rate	18.0%	-38.9%	16.7%	18.9%	18.4%	18.2%	-28.2%

1.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
2.
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

SELECTED AVERAGE BALANCES:	Year Ended		2025				2024
	December 31,		Fourth	Third	Second	First	Fourth
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Federal funds sold and interest-earning deposits	$47,560	$115,635	$48,418	$31,461	$39,027	$71,767	$121,530
Investment securities (1)	1,070,755	1,171,083	1,066,829	1,059,244	1,071,628	1,085,649	1,159,863
Loans:
Commercial business	714,100	689,585	731,314	726,315	720,347	677,700	658,038
Commercial mortgage	2,244,938	2,082,846	2,313,465	2,239,666	2,221,576	2,203,899	2,148,427
Residential real estate loans	647,722	648,604	650,190	648,642	645,007	647,005	649,549
Residential real estate lines	75,198	75,951	75,288	75,774	75,010	74,709	76,164
Consumer indirect	837,215	894,720	823,521	838,026	839,294	848,282	858,854
Other consumer	39,075	45,790	36,917	37,741	39,485	42,230	43,333
Total loans	4,558,248	4,437,496	4,630,695	4,566,164	4,540,719	4,493,825	4,434,365
Total interest-earning assets	5,676,563	5,724,214	5,745,942	5,656,869	5,651,374	5,651,241	5,715,758
Goodwill and other intangible assets, net	60,558	64,247	60,404	60,505	60,610	60,717	60,824
Total assets	6,214,610	6,129,430	6,261,856	6,159,886	6,216,657	6,220,187	6,121,449
Interest-bearing liabilities:
Interest-bearing demand	719,126	734,731	713,033	687,978	730,979	745,210	757,221
Savings and money market	1,933,787	2,012,139	1,924,952	1,881,445	1,953,412	1,976,483	1,992,059
Time deposits	1,633,345	1,511,507	1,692,138	1,643,342	1,631,407	1,564,987	1,545,071
Short-term borrowings	92,817	126,192	79,913	110,011	86,099	95,223	56,513
Long-term borrowings, net	122,393	124,679	133,242	114,976	116,473	124,871	124,795
Total interest-bearing liabilities	4,501,468	4,509,248	4,543,278	4,437,752	4,518,370	4,506,774	4,475,659
Noninterest-bearing demand deposits	941,650	953,417	955,880	960,089	923,409	926,696	947,428
Total deposits	5,227,908	5,211,794	5,286,003	5,172,854	5,239,207	5,213,376	5,241,779
Total liabilities	5,609,675	5,653,046	5,629,101	5,549,575	5,619,834	5,640,981	5,604,249
Shareholders’ equity	604,935	476,384	632,755	610,311	596,823	579,206	517,200
Common equity	587,650	459,092	615,470	593,026	579,538	561,921	499,910
Tangible common equity (2)	527,092	394,845	555,066	532,521	518,928	501,204	439,086
Common shares outstanding:
Basic	20,099	15,683	20,093	20,122	20,107	20,073	16,415
Diluted	20,318	15,683	20,347	20,336	20,294	20,285	16,415
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities (3)	4.38%	2.20%	4.48%	4.45%	4.34%	4.25%	2.38%
Loans	6.24%	6.36%	6.20%	6.29%	6.26%	6.20%	6.28%
Total interest-earning assets	5.87%	5.48%	5.86%	5.93%	5.88%	5.80%	5.45%
Interest-bearing demand	1.17%	1.18%	1.20%	1.09%	1.21%	1.15%	1.34%
Savings and money market	2.62%	3.03%	2.46%	2.62%	2.67%	2.75%	2.94%
Time deposits	3.99%	4.66%	3.73%	3.88%	4.08%	4.31%	4.53%
Short-term borrowings	2.50%	2.67%	1.77%	2.41%	1.80%	2.09%	0.15%
Long-term borrowings, net	5.56%	5.03%	6.31%	5.53%	5.35%	5.00%	5.03%
Total interest-bearing liabilities	2.95%	3.32%	2.83%	2.92%	3.00%	3.07%	3.24%
Net interest rate spread	2.92%	2.16%	3.03%	3.01%	2.88%	2.73%	2.21%
Net interest margin	3.53%	2.86%	3.62%	3.65%	3.49%	3.35%	2.91%

1.
Includes investment securities at adjusted amortized cost.
2.
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
3.
The interest on tax-exempt securities is calculated on a tax-equivalent basis assuming a Federal income tax rate of 21%.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

ASSET QUALITY DATA:	Year Ended		2025				2024
	December 31,		Fourth	Third	Second	First	Fourth
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for Credit Losses – Loans
Beginning balance	$48,041	$51,082	$47,292	$47,291	$48,964	$48,041	$44,678
Net loan charge-offs (recoveries):
Commercial business	2,129	98	46	123	1,903	57	131
Commercial mortgage–construction	(367)	-	(10)	(357)	-	-	-
Commercial mortgage–multifamily	-	12	-	-	-	-	-
Commercial mortgage–non-owner occupied	594	(8)	-	(1)	596	(1)	(5)
Commercial mortgage–owner occupied	(3)	(4)	-	(1)	(1)	(1)	(1)
Residential real estate loans	104	95	(4)	(25)	92	41	(4)
Residential real estate lines	27	-	-	-	27	-	-
Consumer indirect	7,256	7,927	2,239	1,926	942	2,149	2,557
Other consumer	1,151	566	140	396	491	124	100
Total net charge-offs (recoveries)	10,891	8,686	2,411	2,061	4,050	2,369	2,778
Provision for credit losses–loans	10,236	5,645	2,505	2,062	2,377	3,292	6,141
Ending balance	$47,386	$48,041	$47,386	$47,292	$47,291	$48,964	$48,041

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.30%	0.01%	0.02%	0.07%	1.06%	0.03%	0.80%
Commercial mortgage–construction	-0.07%	0.00%	-0.01%	-0.31%	0.00%	0.00%	0.00%
Commercial mortgage–multifamily	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–non-owner occupied	0.07%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Commercial mortgage–owner occupied	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate loans	0.02%	0.01%	0.00%	-0.02%	0.06%	0.03%	0.00%
Residential real estate lines	0.04%	0.00%	0.00%	0.00%	0.14%	0.00%	0.00%
Consumer indirect	0.87%	0.89%	1.08%	0.91%	0.45%	1.03%	1.18%
Other consumer	2.95%	1.23%	1.50%	4.16%	4.99%	1.19%	0.91%
Total loans	0.24%	0.20%	0.21%	0.18%	0.36%	0.21%	0.25%

Supplemental information (1)
Non-performing loans:
Commercial business	$4,709	$5,617	$4,709	$3,799	$3,671	$5,672	$5,617
Commercial mortgage–construction	20,321	20,280	20,321	19,794	19,621	19,684	20,280
Commercial mortgage–multifamily	540	-	540	540	-	-	-
Commercial mortgage–non-owner occupied	-	4,773	-	-	164	4,766	4,773
Commercial mortgage–owner occupied	1,095	354	1,095	1,102	-	349	354
Residential real estate loans	6,443	6,918	6,443	5,877	5,885	6,035	6,918
Residential real estate lines	374	253	374	212	299	316	253
Consumer indirect	2,155	3,157	2,155	2,482	2,571	2,917	3,157
Other consumer	118	54	118	145	225	279	54
Total non-performing loans	35,755	41,406	35,755	33,951	32,436	40,018	41,406
Foreclosed assets	94	60	94	142	142	196	60
Total non-performing assets	$35,849	$41,466	$35,849	$34,093	$32,578	$40,214	$41,466

Total non-performing loans to total loans	0.77%	0.92%	0.77%	0.74%	0.72%	0.88%	0.92%
Total non-performing assets to total assets	0.57%	0.68%	0.57%	0.54%	0.53%	0.63%	0.68%
Allowance for credit losses–loans to total loans	1.02%	1.07%	1.02%	1.03%	1.04%	1.08%	1.07%
Allowance for credit losses–loans to non-performing loans	133%	116%	133%	139%	146%	122%	116%

1.
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2025				2024
	December 31,		Fourth	Third	Second	First	Fourth
	2025	2024	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$6,274,140	$6,288,052	$6,143,766	$6,340,492	$6,117,085
Less: Goodwill and other intangible assets, net			60,343	60,443	60,564	60,651	60,758
Tangible assets			$6,213,797	$6,227,609	$6,083,202	$6,279,841	$6,056,327

Ending tangible common equity:
Common shareholders’ equity			$611,569	$604,435	$584,383	$572,643	$551,699
Less: Goodwill and other intangible assets, net			60,343	60,443	60,564	60,651	60,758
Tangible common equity			$551,226	$543,992	$523,819	$511,992	$490,941

Tangible common equity to tangible assets (1)			8.87%	8.74%	8.61%	8.15%	8.11%

Common shares outstanding			19,797	20,130	20,128	20,110	20,077
Tangible common book value per share (2)			$27.84	$27.02	$26.02	$25.46	$24.45

Average tangible assets:
Average assets	$6,214,610	$6,129,430	$6,261,856	$6,159,886	$6,216,657	$6,220,187	$6,121,449
Less: Average goodwill and other intangible assets, net	60,558	64,247	60,404	60,505	60,610	60,717	60,824
Average tangible assets	$6,154,052	$6,065,183	$6,201,452	$6,099,381	$6,156,047	$6,159,470	$6,060,625

Average tangible common equity:
Average common equity	$587,650	$459,092	$615,470	$593,026	$579,538	$561,921	$499,910
Less: Average goodwill and other intangible assets, net	60,558	64,247	60,404	60,505	60,610	60,717	60,824
Average tangible common equity	$527,092	$394,845	$555,066	$532,521	$518,928	$501,204	$439,086

Net (loss) income available to common shareholders	$73,409	$(43,105)	$19,616	$20,112	$17,168	$16,513	$(83,176)
Return on average tangible common equity (3)	13.93%	-10.92%	14.02%	14.98%	13.27%	13.36%	-75.36%

1.
Tangible common equity divided by tangible assets.
2.
Tangible common equity divided by common shares outstanding.
3.
Net income available to common shareholders (annualized) divided by average tangible common equity.